Exhibit 10.2

MEMORANDUM

To: Jeff Dekker

From: Michael Bristow

Date: December 8, 2022

Re: Retention bonus

In recognition of your continued service with ARCA biopharma, Inc. (the “Company”), we are pleased to offer you the opportunity to receive a cash retention bonus in the amount of $100,000 less applicable withholdings and deductions required by law (the “Retention Bonus”). This Retention Bonus will be processed and paid to you by the Company via payroll within thirty (30) business days following the earlier to occur of either of the following (the date of occurrence of such event, the “Payment Event Date”), subject to the terms of this letter: (i) a Corporate Transaction (as defined below), or (ii) the date that the board of directors of the Company (the “Board”) approves certain clinical development decisions.

In order to receive the Retention Bonus, you must (i) remain actively and continuously employed in good standing by the Company through the Payment Event Date, and (ii) otherwise comply with the terms and conditions of this letter and the Company’s policies and procedures. In order to be considered in “good standing,” you must have been employed continuously from the date hereof to the Payment Event Date and you must not be the subject of any disciplinary warning, whether written or oral and must not have behaved in a manner that would be grounds for discharge for “Cause” (as defined below).

Neither the Retention Bonus nor this letter have any bearing on your right to employment with the Company. Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause or reason, and with or without notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company. Although your job duties and the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement or memo issued by the Company. For clarity, should

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your employment terminate for any reason prior to the Payment Event Date, you will not have earned, and therefore will not receive, the Retention Bonus.

For purposes of this letter agreement, “Cause” means you have committed or engaged in: (i) misconduct, negligence, theft, fraud, or other illegal or dishonest conduct, any of which are considered to be harmful or potentially harmful to the Company; (ii) refusal, unwillingness, failure, or inability to perform material job duties or habitual absenteeism; (iii) violation of fiduciary duty, violation of any duty of loyalty, or breach of any material term of any agreement between you and the Company; or (iv) violation of any Company policy.

For purposes of this letter agreement, “Corporate Transaction” means (i) a sale of all or substantially all of the assets of the Company; (ii) a merger, consolidation or reorganization involving the Company if, immediately after the consummation of such merger, consolidation or reorganization, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or reorganization or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates of the Company immediately prior to the transaction) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

This letter contains the entire agreement regarding this subject matter and supersedes in their entirety any prior or contemporaneous agreements between you and the Company regarding retention bonuses or payments, whether written, oral, express or implied.

This Agreement may not be amended or modified unless in writing signed by both you and an authorized officer of the Company. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Colorado without regard to conflicts-of-law principles.

Sincerely,

ARCA BIOPHARMA, Inc.

By:/s/ Michael Bristow

Dr. Michael Bristow

CEO

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ACCEPTED AND AGREED:

By:/s/Jeff Dekker

Jeff Dekker

Date: December 8, 2022

Confidential

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